Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HEWLETT-PACKARD COMPANY,

NARWHAL ACQUISITION CORPORATION

AND

NEOWARE, INC.

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	5.3(b)
Acquisition	7.3(b)
Acquisition Proposal	5.3(g)
Action of Divestiture	5.6(f)
affiliate	8.3(b)
Agreement	Preamble
Antitrust Laws	5.6(e)
Appraisal Shares	1.6(e)
beneficial ownership	8.3(b)
beneficially own	8.3(b)
business day	8.3(b)
Certificate	1.6(a)
Certificate of Merger	1.2
Change of Recommendation	5.3(e)
Change of Recommendation Notice	5.3(e)
Closing	1.2
Closing Date	1.2
COBRA	2.12(e)
Code	1.7(e)
Company	Preamble
Company Balance Sheet	2.4(d)
Company Board	Recitals
Company Board Recommendation	2.3(d)
Company Charter Documents	2.1(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article II
Company Employee	2.12(a)
Company Employee Agreement	2.12(a)
Company Employee Plans	2.12(a)
Company ERISA Affiliate	2.12(a)
Company Intellectual Property Rights	2.7(q)
Company International Plan	2.12(c)
Company IP	2.7(q)
Company IP Agreements	2.7(e)
Company Material Adverse Effect	8.3(b)
Company Material Contract	2.15(a)
Company Options	2.2(b)
Company Permits	2.8(b)
Company Preferred Stock	2.2(a)
Company Privacy Obligations	2.20
Company Privacy Policies	2.20
Company Products	2.7(q)
Company Restricted Stock	5.9(b)
Company SEC Documents	2.4(a)
Company Securities	2.2(b)
Company Source Code	2.7(q)
Company Stock Awards	2.2(b)
Company Stock Plans	2.2(b)
Confidentiality Agreement	5.4(a)
Consent	2.3(c)
Continuing Employee	5.9(c)
Contracts	2.2(b)
Copyrights	2.7(q)
D&O Insurance	5.10(c)
Derivative Work	2.7(q)
DGCL	Recitals
DOJ	5.6(a)
DOL	2.12(c)
Domain Names	2.7(q)
Effect	8.3(b)
Effective Time	1.2
ERISA	2.12(a)
Exchange Act	2.3(c)
Exchange Fund	1.7(b)
Expenses	7.3(a)
Financial Advisor	2.10
Foreign Antitrust Laws	2.3(c)
FTC	5.6(a)
GAAP	2.4(b)
Governmental Entity	2.3(c)
Hazardous Material	2.14(a)
Hazardous Materials Activities	2.14(b)
HSR Act	2.3(c)
Indemnified Parties	5.10(a)
Initial End Date	7.1(b)
Insurance Policies	2.17
Intellectual Property	2.7(q)
Intellectual Property Rights	2.7(q)
IRS	2.12(c)
knowledge	8.3(b)
Law	8.3(b)
Licensed Company IP	2.7(q)
Liens	2.1(c)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	1.6(c)
Option Consideration	5.9(a)

INDEX OF DEFINED TERMS

(continued)

Order	2.8(a)
Outside Date	7.1(b)
own beneficially	8.3(b)
Owned Company IP	2.7(q)
Parent	Preamble
Patents	2.7(q)
Paying Agent	1.7(a)
Pension Plan	2.12(d)
Permits	2.8(b)
Person	8.3(b)
Proceeding	2.9
Proxy Statement	2.16
Public Grants	2.19
Requisite Stockholder Approval	2.3(a)
Representatives	2.16
Sarbanes-Oxley Act	2.4(a)
SEC	2.3(c)
Section 262	1.6(e)
Securities Act	2.4(a)
Share	Recitals
Solicitation Period End Date	5.3(b)
Solicited Person	5.3(b)
Stockholders’ Meeting	5.2(a)
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Subsidiary Securities	2.2(d)
Superior Offer	5.3(g)
Surviving Corporation	1.1
Tax	2.6(a)
Tax Returns	2.6(b)
Taxes	2.6(a)
Terminating Plan	5.9(d)
Termination Fee	7.3(b)
the business of	8.3(a)
Trade Secrets	2.7(q)
Trademarks	2.7(q)
Triggering Event	8.3(b)
Voting Debt	2.2(c)

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July __, 2007, by and among Hewlett-Packard Company, a Delaware corporation (“Parent”), Narwhal Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Neoware, Inc., a Delaware corporation (“Company”).

RECITALS

A. It is proposed that Merger Sub will merge with and into Company (the “Merger”) and each share (a “Share”) of the Common Stock, par value $0.001 per share, of Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Merger (other than Shares held by Company or Parent or any direct or indirect wholly-owned Subsidiary of Company or of Parent immediately prior to the Effective Time) will thereupon be cancelled and converted into the right to receive cash in an amount equal to $16.25 per Share, without interest (the “Merger Consideration”), all upon the terms and subject to the conditions set forth herein.

B. The Board of Directors of Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Company stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Delaware General Corporation Law (the “DGCL”) and (iii) determined to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement.

C. The board of directors of Merger Sub has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent, in its capacity as the sole stockholder of Merger Sub, has adopted the “agreement of merger” set forth in this Agreement, in each case in accordance with the DGCL.

D. Parent, Merger Sub and Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, located at One Liberty Plaza, New York, New York, at 10 a.m., New York City time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the date on which the Closing occurs, the “Closing Date”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 259 of the DGCL.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Neoware, Inc.” At the Effective Time, the Bylaws of Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any shares of capital stock of Company, the following shall occur:

(a) Company Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than any (i) Shares to be canceled pursuant to Section 1.6(b) and (ii) Appraisal Shares, will be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Merger Consideration upon surrender of the certificate representing such Share in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 1.9). At the Effective Time, such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Cancellation of Treasury and Parent Owned Stock. Each Share held by Company or Parent or any direct or indirect wholly-owned Subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or the payment of any consideration therefor.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all Company Options outstanding under the Company Stock Plans shall be treated in accordance with Section 5.9.

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.6(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.6(a). Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

1.7 Surrender of Certificates.

(a) Paying Agent. Parent shall select Computershare Trust Company of New York or another institution reasonably satisfactory to Company to act as the Paying Agent (the “Paying Agent”) in the Merger and, prior to the Effective Time, shall enter into an agreement with the Paying Agent reasonably satisfactory to Company.

(b) Parent to Provide Merger Consideration. Promptly after the Effective Time, Parent shall make available or cause the Merger Sub to make available to the Paying Agent, for payment in accordance with this Article I, funds for the benefit of the holders of Shares in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 1.6(a) upon surrender of Certificates, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund”.

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the amount of cash (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a) and the Certificates so surrendered shall forthwith be canceled.

(d) Transfers of Ownership. If payment of the Merger Consideration is to be made to a Person other than a Person in whose name in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Withholding. Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis, provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

(g) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of Parent, be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Parent look only to Parent for the Merger Consideration pursuant to Section 1.6(a), with respect to the Shares formerly represented thereby. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding anything to the contrary in this Section 1.7, neither Parent, Merger Sub, the Paying Agent nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.8 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Company, the Paying Agent or any of their respective representatives or agents with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the correspondingly numbered Section of the disclosure letter dated the date of this Agreement and delivered by Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), that specifically relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such section, Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (with respect to any Subsidiary organized under the Laws of any foreign jurisdiction, to the extent applicable in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Subsidiary”, when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

(b) Charter Documents. Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, the “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents and no Subsidiary is in violation of any of its applicable Subsidiary Charter Documents.

(c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter lists all of the Subsidiaries of Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued, were issued free of preemptive rights and are fully paid and nonassessable and are owned directly or indirectly by Company, free and clear of all pledges, claims, liens, mortgages, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

(d) Solvency. No bankruptcy, insolvency, judicial composition, foreclosure, execution or comparable Proceedings (whether voluntary or involuntary) have been initiated or applied for under any applicable Law against Company or any of its Subsidiaries, nor, to the knowledge of Company, have any Proceedings or other enforcement measures been initiated or applied for with respect to any property or other assets of Company or any of its Subsidiaries.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of Company consists of: (i) 50,000,000 Shares and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on the day immediately preceding the date hereof: (i) 20,308,637 Shares were issued and outstanding, (ii) 100,000 Shares were issued and held by Company in its treasury, and (iii) no shares of Company Preferred Stock were issued and outstanding or held by Company in its treasury. All of the outstanding shares of capital stock of Company are, and all shares of capital stock of Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of Company are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or any other agreement to which Company or any of its Subsidiaries is a party.

(b) Stock Awards.

(i) As of the day immediately preceding the date hereof, an aggregate of 2,256,393 Shares are subject to issuance pursuant to outstanding options or stock appreciation rights to purchase Shares (“Company Options”) or lapse of restrictions of restricted stock or stock units (“Company Stock Awards”) granted under Company’s 2004 Equity Incentive Plan and 1995 Stock Option Plan (collectively, the “Company Stock Plans”). Section 2.2(b) of the Company Disclosure Letter sets forth as of the date hereof a list of each outstanding Company Option or Company Stock Award granted under the Company Stock Plans, and (A) the particular Company Stock Plan (if any) pursuant to which such Company Option or Company Stock Award was granted, (B) the name of the holder of such Company Option or Company Stock Award, (C) the number and class of shares of Company capital stock subject to such outstanding Company Option or Company Stock Award, (D) the exercise price of such Company Option or purchase price or similar pricing of any Company Stock Award, (E) the date on which such Company Option or Company Stock Award was granted, (F) the applicable vesting schedule, and the extent to which such Company Option or Company Stock Award is vested and exercisable as of the date hereof, (G) the Company Option or Company Stock Award tax qualification, if any, (H) the date on which such Company Option expires, (I) the location of the option or award holder and (J) explanation of any acceleration provisions. All Shares subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

(ii) There are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option or Company Stock Award as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation, rights to purchase or acquire Company Preferred Stock or other similar rights with respect to Company. Other than the Company Options, there are no outstanding (A) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of Voting Debt, capital stock, voting securities or other ownership interests in Company, (B) options, restricted stock warrants, rights or other agreements or commitments to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) Company, (C) obligations of Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Voting Debt, capital stock, voting securities or other ownership interests in Company (the items in clauses (A), (B) and (C), together with the capital stock of Company, being referred to collectively as “Company Securities”). All outstanding Shares, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance in all material respects with (1) all applicable securities and other Laws and (2) all requirements set forth in applicable contracts, subcontracts, agreements, commitments, notes, bonds, mortgages, indentures, leases, licenses, sublicenses or other instruments, obligations or binding arrangements or understandings of any kind or character, whether oral or in writing (“Contracts”).

(iii) There are no outstanding Contracts requiring Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities or (B) dispose of any Subsidiary Securities. Company is not a party to any voting agreement with respect to any Company Securities or Subsidiary Securities and, to the knowledge of Company, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any Company Securities or Subsidiary Securities.

(iv) Each Company Stock Award, or other right to acquire Shares or other equity of Company (A) has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Company Option or other right was granted in accordance with all governing documents and in compliance with all applicable Law, (B) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or other right and (C) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of Company that is “service recipient stock” (within the meaning of applicable regulations under Code Section 409A).

(c) Voting Debt. No bonds, debentures, notes or other indebtedness of Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of Company, is issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d) Subsidiary Securities. There are no outstanding (i) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of Company, (iii) obligations of Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of Company (the items in clauses (i), (ii) and (iii), together with the capital stock or other equity interests of such Subsidiaries, being referred to collectively as “Subsidiary Securities”).

2.3 Authority; Non-Contravention; Consents.

(a) Authority. Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the approval and adoption of this Agreement and the approval of the Merger by Company’s stockholders, if required, and the filing of the Certificate of Merger pursuant to the DGCL. The affirmative vote or consent of the holders of a majority of the outstanding Shares to approve and adopt this Agreement and approve the Merger (the “Requisite Stockholder Approval”) is the only vote or consent of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms.

(b) Non-Contravention. The execution and delivery of this Agreement by Company does not, and performance of this Agreement by Company will not: (i) conflict with or violate the Company Charter Documents or any of the Subsidiary Charter Documents, (ii) subject to compliance with the requirements set forth in clauses (i)–(iv) of Section 2.3(c) and, in the case of the consummation of the Merger and obtaining the Requisite Stockholder Approval, conflict with or violate any material Law applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination of, amendment, acceleration or cancellation, or require any consent under, any Contract or (iv) result in the creation of a Lien on any of the properties or assets of Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a domination position through merger or acquisition (“Foreign Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement, (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ Global Market or the New York Stock Exchange, and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Company stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company stockholders for adoption and (iv) determined to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”).

(e) Takeover Statutes. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar Law, will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

2.4 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. Company has timely filed with or furnished to the SEC all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2004 (the “Company SEC Documents”). Company has made available to Parent all such Company SEC Documents. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents was prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as applicable, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents, including each Company SEC Document filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) and (iii) fairly presented in all material respects the consolidated financial position of Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Company’s operations and cash flows for the periods indicated; provided, that unaudited interim financial statements may not contain footnotes required by GAAP and are subject to normal and recurring year-end audit adjustments which are not, individually or in the aggregate, expected to be material in amount or significance, in each case as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. Company and each of its Subsidiaries has implemented and maintains a system of internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, including policies and procedures that provide reasonable assurance that (i) transactions are executed only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Company nor, to the knowledge of Company, its independent accountants has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls over financial reporting utilized by Company, (ii) any fraud, whether or not material, that involves management or other employees of Company who have a role in the preparation of financial statements or the internal controls over financial reporting utilized by Company or (iii) any claim or allegation regarding any of the foregoing.

(d) Undisclosed Liabilities. The balance sheet of Company dated as of March 31, 2007 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet”. Neither Company nor any of its Subsidiaries has any liabilities of any nature (whether absolute, accrued, contingent or otherwise) other than liabilities that (i) are reflected on the Company Balance Sheet, (ii) were incurred since March 31, 2007 in the ordinary course of business consistent with past practice, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) executory obligations under Contracts to which Company or any of its Subsidiaries is a party or is bound or (v) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Off-Balance Sheet Arrangements. Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any arrangement described in Section 303(a)(4) of Regulation S-K promulgated by the SEC.

(f) Sarbanes-Oxley Compliance. The chief executive officer and chief financial officer of Company have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder by the SEC; the statements contained in any such certifications are unqualified, complete and correct and have not been modified or withdrawn; and Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The NASDAQ Global Market. As of the date hereof, in the course of preparing the foregoing certifications, neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any of their respective officers or employees became aware of any complaint, allegation, assertion or claim, whether written or oral, that, if true, could have resulted in the certifying officers having been unable to truthfully make such required certifications. As of the date hereof, neither Company nor any of its officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of the certifications required by the Sarbanes-Oxley Act and made by its chief executive officer and chief financial officer.

(g) Ethical Practices. Company has made available to Parent complete and correct copies of Company’s code of ethics. To the knowledge of Company, there are no material violations of its Code of Ethics by Company, any of its Subsidiaries or any of its or their respective directors, officers, employees, contractors, consultants or other agents to whom such code apply.

2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date hereof, (a) the business of Company and each its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been: (i) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Company or any of its Subsidiaries of any of Company’s capital stock or any other securities of Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for cash dividends by a wholly-owned Subsidiary to its parent, (iii) any granting by Company or any of its Subsidiaries of any increase in compensation or fringe benefits, or any payment by Company or any of its Subsidiaries of any bonus, or any granting by Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by Company or any of its Subsidiaries into, or modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (iv) entry by Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than non-exclusive licenses granted in the ordinary course of business of Company consistent with past practice, (v) any amendment or consent with respect to any Company Material Contract in effect since the date of the Company Balance Sheet, (vi) any change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC, (vii) any change by Company in its Tax elections or accounting methods, or any closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, (viii) any material revaluation by Company or any of its Subsidiaries of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, (ix) any communication from The NASDAQ Global Market or by Company with respect to any potential delisting of the Shares, (x) any cancellation by Company or any of its Subsidiaries of any debts or waiver of any claims or rights of material value, (xi) any sale, transfer or other disposition outside of the ordinary course of business of any properties or assets (whether real, personal or mixed, tangible or intangible) by Company or any of its Subsidiaries, or (xii) any agreement, whether in writing or otherwise, to take any action described in this Section by Company or any of its Subsidiaries.

2.6 Taxes.

(a) Definition. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(b) Tax Returns and Audits.

(i) Company and each of its Subsidiaries have prepared and timely filed all material required federal, state, local and foreign returns, estimates, information statements and reports and any amendments thereto they were required to file (“Tax Returns”) relating to any and all Taxes concerning or attributable to Company, its Subsidiaries or their respective operations and such Tax Returns are true and correct and have been completed in accordance with applicable Law.

(ii) Company and each of its Subsidiaries have timely paid to the appropriate Taxing authority all material Taxes.

(iii) Neither Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or, to the knowledge of Company, proposed in writing against Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

(iv) No audit or other examination of any Tax Return of Company or any of its Subsidiaries is presently in progress, nor has Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v) Neither Company nor any of its Subsidiaries has any liabilities for unpaid Taxes, other than liabilities accrued or reserved on the Company Balance Sheet in accordance with GAAP or incurred since the date of the Company Balance Sheet in the ordinary course of business.

(vi) Company has made available to Parent or its legal counsel copies of all Tax Returns for Company and each of its Subsidiaries filed for all periods for which the applicable statute of limitations has not expired.

(vii) There are no Liens on the assets of Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. To the knowledge of Company, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any material Lien for Taxes on the material assets of Company or any of its Subsidiaries.

(viii) None of the assets of Company or any of its Subsidiaries is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix) Neither Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries.

(x) Neither Company nor any of its Subsidiaries is a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code, nor has been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(i) of the Code.

(xi) No material adjustment relating to any Tax Return filed by Company or any of its Subsidiaries has been proposed formally or, to the knowledge of Company or any of its Subsidiaries, informally by any tax authority to Company or any of its Subsidiaries since January 1, 2002.

(xii) Neither Company nor any of its Subsidiaries (A) is, or since January 1, 2002, has been (1) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (2) a party to any Tax sharing, indemnification or allocation agreement, nor does Company or any of its Subsidiaries owe any amount under any such agreement that is not reflected on the Company Balance Sheet or (3) a party to any material joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes, or (B) has any liability for the Taxes of any Person (other than Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(xiii) Neither Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xiv) Neither Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed or reportable transaction, as set forth in Treas. Reg. § 1.6011-4.

(xv) To the knowledge of Company, Company and each of its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other or other Tax reduction agreement or order.

(xvi) To the knowledge of Company, Company and each of its Subsidiaries are and have at all times been resident for Tax purposes in its place of incorporation or formation and are not and have not at any time been treated as a resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). To the knowledge of Company, Company and each of its Subsidiaries are not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income tax is satisfied through withholding.

(c) Certain Compensation Taxes. There is no Contract, plan or arrangement to which Company or any of its Subsidiaries is a party which, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code or (ii) could require Parent or any affiliate of Parent to gross up a payment to any employee of Company or any of its Subsidiaries for Tax related payments or cause a penalty tax under Section 409A of the Code. Each Company Employee Plan or Company Employee Agreement that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code or to the extent of non-compliance, such non-compliance has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.7 Intellectual Property.

(a) Section 2.7(a) of the Company Disclosure Letter contains a complete and accurate list (by name and version number) as of the date hereof of all current and standard Company Products.

(b) Section 2.7(b) of the Company Disclosure Letter contains a complete and accurate list of the following Owned Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents and (iii) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. To the knowledge of Company, none of the Owned Company IP is invalid or unenforceable, except for any such invalidity or unenforceability that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 2.7(c) of the Company Disclosure Letter contains a complete and accurate list of Company’s Domain Name registrations. Section 2.7(c) of the Company Disclosure Letter identifies, for each Domain Name registration, the named owner, and the registrar or equivalent Person with whom that Domain Name is registered. To the knowledge of Company, Company’s use and registration of its Domain Name registrations is not improper or inappropriate and, to the knowledge of Company, would not infringe any third party’s Intellectual Property Rights, except for any such infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. In the case in which Company or any of its Subsidiaries has acquired ownership of a Domain Name registration from another party, Company or its Subsidiary has made or procured a transfer of the Domain Name in accordance with the procedure of the registrar, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) In each case in which Company or any of its Subsidiaries has acquired ownership of any registered Trademarks, registered Copyrights or Patents currently included in the Owned Company IP from another Person as set forth in Section 2.7(d) of the Company Disclosure Letter. Company or one of its Subsidiaries has recorded or caused to be recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Section 2.7(e) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts (i) under which Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP, other than licenses and related services agreements for commercially available software that is used by Company or any of its Subsidiaries but not incorporated into any Company Products and that has not been substantially customized solely for use by Company or (ii) under which Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any of the Company IP or Company Intellectual Property Rights, other than customer licenses and other agreements entered into in the ordinary course of business, in each case specifying the parties to the agreement (such agreements, the “Company IP Agreements”). Except as set forth in any of the Company IP Agreements, neither Company nor any of its Subsidiaries has granted any exclusive license under any material Owned Company IP, Company Intellectual Property Rights or any licenses to use any material Company Source Code (other than source code licenses granted in connection with source code escrows). To the knowledge of Company and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) no third parties to the Company IP Agreements are in breach thereof, (2) there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements and (3) all Company IP Agreements are binding and are in full force and effect.

(f) To the knowledge of Company, the Owned Company IP, together with the Licensed Company IP, is sufficient for the conduct of the business of Company as currently conducted. Without limiting the foregoing, to the knowledge of Company, Company and its Subsidiaries have the right to use all material software development tools, library functions, or compilers that the Company and its Subsidiaries (i) use to create, modify, compile, or support any material Company Product or (ii) use to provide any material services provided by Company and its Subsidiaries.

(g) Company and its Subsidiaries own all right, title and interest in the Owned Company IP, free and clear of all Liens other than (i) encumbrances, restrictions or other obligations arising under any of the Company IP Agreements and (ii) Liens that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

(h) Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company IP, and to the knowledge of Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. To the knowledge of Company, all use and disclosure by Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or were otherwise lawful, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in Company’s standard form previously provided to Parent. Company and its Subsidiaries have enforced such policy, except where for any failures to enforce that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(i) To the knowledge of Company, neither Company nor any of its Subsidiaries nor any of its or their current products or services or other operation of Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party, except for any such infringement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating in any material respect any Owned Company IP.

(j) There is no Proceeding by a third party pending or, to the knowledge of Company, threatened with respect to, and Company has not been notified in writing of, any alleged infringement or other violation in any material respect by Company or any of its Subsidiaries or any of its or their current products or services or other operation of Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party. To the knowledge of Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP. Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company IP or Company Intellectual Property Rights, other than restrictions or impairments that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(k) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in (i) Company or its Subsidiaries granting to any third party any rights or licenses to any Company IP or Company Intellectual Property Rights, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) the imposition of any Lien on any Owned Company IP or (iv) after the consummation of the Merger, Parent or any of its Subsidiaries being required, under the terms of any agreement to which Company or any of its Subsidiaries is a party, to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ material Intellectual Property or material Intellectual Property Rights, except, in the case of each of clauses (i), (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(l) To the knowledge of Company, there are no design or other errors in the Company Products that permit unauthorized access to computers or systems of users through those Company Products and that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to try to prevent viruses and other disabling codes from entering Company Products. For the avoidance of doubt, any unauthorized access caused in whole or in part, by the operating systems, hardware or software of third parties, shall not be deemed to be caused by the Company Products.

(m) To the knowledge of Company, neither Company nor any of its Subsidiaries is in violation in any material respect of any Company IP Agreement under which it has licensed any software incorporated into a Company Product that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License).

(n) To the knowledge of Company, neither Company nor any Subsidiary has experienced any defects in the software and hardware used in their business as it is currently conducted that have not been fully resolved, including any error or omission in the processing of any data, and that have had or would reasonably be expected to have a Company Material Adverse Effect.

(o) Company and its Subsidiaries have in place the disaster recovery plans and procedures described on Section 2.7(o) of the Company Disclosure Letter.

(p) To the knowledge of Company, none of the material Company Source Code for the Company Products has been published or disclosed by Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements or under source code escrow agreements with escrow agents that include appropriate non-disclosure provisions, or, to the knowledge of Company, by any other person except as authorized by Company under a non-disclosure agreement. To the knowledge of Company, no condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code, other than conditions that relate to the solvency or financial condition of Company or any of its Subsidiaries or that relate to the involvement of Company or its Subsidiaries in any bankruptcy, assignment for the benefit of creditors, or other activity or Proceeding under any Law relating to insolvency or the protection of creditors. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code.

(q) For purposes of this Agreement, the following terms have the meanings set forth herein:

(i) “Company Products” means (i) all products and services distributed, marketed or sold by Company or its Subsidiaries, and all services made available commercially or for revenue by Company or its Subsidiaries since January 1, 2002 and (ii) all products or service offerings that Company expects or intends to make available commercially or for revenue that are in development as of the Closing Date.

(ii) “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iii) “Domain Names” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (1) domain names, uniform resource locators and other names and locators associated with the Internet; (2) product names and the like; and (3) any similar or equivalent rights to any of the foregoing (as applicable).

(iv) “Intellectual Property” shall mean any or all of the following: (1) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (2) business, technical and know-how information, non-public information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (3) works of authorship (including computer program, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools and (4) any similar or equivalent property of any of the foregoing (as applicable).

(v) “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (1) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (2) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (3) industrial designs and any registrations and applications therefor; (4) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (5) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (6) any similar or equivalent rights to any of the foregoing (as applicable).

(vi) “Company Intellectual Property Rights” shall mean all Intellectual Property Rights that are used or held for use by Company or any of its Subsidiaries.

(vii) “Company IP” shall mean all Intellectual Property that is used or held for use by Company or any of its Subsidiaries.

(viii) “Company Source Code” shall mean source code for which the Intellectual Property and Intellectual Property Rights therein are part of the Owned Company IP.

(ix) “Licensed Company IP” means all Company IP and Company Intellectual Property Rights other than the Owned Company IP.

(x) “Owned Company IP” shall mean that portion of the Company IP and Company Intellectual Property Rights that are owned by Company or any of its Subsidiaries.

2.8 Compliance; Permits; FCPA.

(a) Compliance. Neither Company nor any of its Subsidiaries is or, since January 1, 2002, has been in conflict with, or in default or in violation of any Law applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, except for such conflicts, defaults and violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, (i) no material investigation or review by any Governmental Entity is pending or has been threatened against Company or any of its Subsidiaries and (ii) no notice or notification has been issued by any Governmental Entity that Company or its Subsidiaries are not in compliance with any Laws. There is no order, judgment, injunction, decision, decree, ruling, writ or assessment of any Governmental Entity, whether temporary, preliminary or permanent (“Order”), that is binding on Company or any of its Subsidiaries or any of its or their respective businesses or properties that has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its Subsidiaries, any acquisition of material property by Company or any of its Subsidiaries or the conduct of business by Company and its Subsidiaries in any material respect as currently conducted or that would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

(b) Permits. Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, foreclosures, exemptions, authorizations and approvals from Governmental Entities (“Permits”), except for any Permits for which the failure to obtain or hold has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the Permits held by the Company and its Subsidiaries collectively referred to as “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened. Company and its Subsidiaries are and, since January 1, 2004, have been in compliance in all material respects with the terms of the Company Permits.

(c) Foreign Corrupt Practices Act. Neither Company nor any of its Subsidiaries (including any of their respective officers or directors) has taken or failed to take any action which would cause it to be in violation in any material respect with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.9 Litigation. There is no claim, action, suit, proceeding or, to the knowledge of Company, governmental investigation, inquiry or subpoena (each, a “Proceeding”), pending, or to the knowledge of Company, threatened against Company or any of its Subsidiaries or any their respective properties or assets, other than any such Proceeding that (a) does not involve an amount in controversy in excess of $250,000, (b) does not seek material injunctive or other non-monetary relief and (c) if resolved in accordance with plaintiff’s demands, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There has not been since January 1, 2004 nor are there currently any internal investigations or inquiries being conducted by Company or any of its Subsidiaries, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.10 Brokers’ and Finders’ Fees. Except for fees payable to Lehman Brothers Inc. (the “Financial Advisor”) pursuant to an engagement letter dated July 15, 2007, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, and Company has not entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

2.11 Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date hereof, no event has occurred as of the date hereof that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.12 Employee Matters.

(a) Schedule. Section 2.12(a) of the Company Disclosure Letter contains an accurate and complete list of (i) each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-related awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act (“ERISA”) which is or has been maintained, contributed to, or required to be contributed to, by Company or any Subsidiary of Company or any other Person under common control with Company or any Subsidiary of Company within the meaning of Section 414 of the Code (each, including each Subsidiary of Company, a “Company ERISA Affiliate”) for the benefit of any current or former employee, consultant or director of Company or any Company ERISA Affiliate (each a “Company Employee”), and with respect to which Company or any Company ERISA Affiliate has or may have any liability or obligation (collectively, the “Company Employee Plans”), and (ii) each employment, severance or consulting agreement (other than customary offer letters provided in the ordinary course) between Company or any Company ERISA Affiliate and any Company Employee (each a “Company Employee Agreement”). Neither Company nor any Company ERISA Affiliate has any plan or commitment (i) to establish, adopt or enter into any new Company Employee Plan or Company Employee Agreement, or (ii) to modify or amend any Company Employee Plan or Company Employee Agreement (except to the extent required by Law or as required by this Agreement).

(b) Documents. Company has made available to Parent correct and complete copies of all documents in Company’s possession embodying or otherwise relating to each Company Employee Plan and each Company Employee Agreement.

(c) Employee Plan Compliance. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code. Company and its Company ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Company Employee Plan. All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS, no such determination letter has been revoked nor has revocation been threatened, and no such Company Employee Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to result in the loss of its qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Neither Company nor any Company ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, nor is any employee of Company subject to any penalty under Section 409A of the Code. Company and each Company ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. Where applicable and to the knowledge of Company, each Company Employee Plan that is maintained in any non-U.S. jurisdiction (each, a “Company International Plan”) has been approved by the relevant taxation and Governmental Entity so as to enable Company and/or its Company ERISA Affiliate to enjoy the most favorable taxation status possible, and Company is not aware of any basis on which such approval may cease to apply. Except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, Company or any of its Company ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (“IRS”) or the Department of Labor (“DOL”), or any similar Governmental Entity with respect to any Company Employee Plan. No Company Employee Plan has assets that include securities issued by Company or a Company ERISA Affiliate. There are no Proceedings pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan.

(d) No Pension or Welfare Plans. Neither Company nor any Company ERISA Affiliate has ever maintained or contributed to (i) a “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) a Pension Plan which is a “multiple employer plan” for purposes of ERISA, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, or (v) a Company International Plan that is a defined benefit pension plan. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract. No Company International Plan has any material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued.

(e) No Post-Employment Obligations. No Company Employee Plan currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Company nor any Company ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable statute. As used in this Agreement, “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(f) Health Care Compliance. Neither Company nor any Company ERISA Affiliate has, since January 1, 2002, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of foreign and state Laws applicable to Company Employees.

(g) Effect of Transaction.

(1) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of an individual’s termination of employment within one year prior to or three years following the transactions contemplated hereby), constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan with respect to any Company Employee that will or may result in (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee or (ii) the payment or benefit of any amount which will or may be made by Company, its Subsidiaries or its Company ERISA Affiliates with respect to any Company Employee may be characterized or deemed as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(2) There is no Contract, plan or arrangement to which Company or any of its Company ERISA Affiliates is a party or by which it is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code or penalty taxes paid pursuant to Section 409A of the Code.

(h) Employment Law Matters. Company and each of its Company ERISA Affiliates: (i) is in compliance in all material respects with all applicable Laws, collective agreements, works agreements, rules and practices respecting employment, employment practices, terms and conditions of employment and wages and hours (including Orders and awards relevant to the Company Employees’ terms and conditions of service, health and safety, labor leasing, use of fixed-term contracts, supply of temporary staff, social security filings and payments, secondment and expatriation rules, applicable requirements in respect of staff representation and paid vacations) in each case, with respect to Company Employees; and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no claims or actions against Company or any Company ERISA Affiliate under any worker’s compensation policy or long-term disability policy. Neither Company nor any Company ERISA Affiliate has or reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(i) Labor. No work stoppage or labor strike against Company or any Company ERISA Affiliate is pending or, to the knowledge of Company, threatened or anticipated. None of the Company Employees are represented by a labor union, works council or trade union and, to the knowledge of Company, there are no any activities or proceedings of any labor union, trade union or works council to organize any Company Employees. There are no Proceedings, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Company nor any Company ERISA Affiliate is presently, or has been at any time since January 1, 2002, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to Company Employees and no collective bargaining agreement is being negotiated with respect to Company Employees. Neither Company nor any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied. Neither Company nor any of its Company ERISA Affiliates are or have been a party to any redundancy agreements (including social plans or job protection plans).

(j) Employees. Section 2.12(j) of the Company Disclosure Letter sets forth a complete and accurate list of all persons employed by Company or any of its Subsidiaries in any country, indicating the country in which each such person is employed. Section 2.12(i) of the Company Disclosure Letter includes the name of any person entitled by local Law in any country to claim employment status or to assert any rights under any local statute or practice relating to acquired rights or the transfer of employment rights in connection with transfers of undertakings. To the knowledge of Company, no other person is entitled to claim that he has an indefinite term contract or right to continued employment with Company or its Subsidiaries or their respective successors.

2.13 Title to Properties.

(a) Properties. Neither Company nor any of its Subsidiaries owns any real property. Section 2.13(a) of the Company Disclosure Letter sets forth a complete and accurate list of all real property currently leased by Company or any of its Subsidiaries, the name of the lessor, the date of the lease, each amendment thereto and any security deposits, lease guarantees or letters of credit associated with any leased real property. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default) by Company or any of its Subsidiaries or, to the knowledge of Company, by any other party thereto.

(b) Valid Title. Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Liens imposed by Law in respect of obligations not yet due which are owed in respect of Taxes, except for such Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.14 Environmental Matters.

(a) Hazardous Material. To the knowledge of Company, there has been no production, processing, manufacture, generation, treatment, handling, storage or disposal of any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including but not limited to PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws, but excluding office and janitorial supplies (a “Hazardous Material”), at any property that Company or any of its Subsidiaries or affiliates has at any time owned, operated, occupied or leased; nor to the knowledge of Company are any Hazardous Materials present as a result of any actions of Company or, any third party, in, on or under any property, including the land and any improvements thereto, ground water and surface water thereof, that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. To the knowledge of Company, no underground or aboveground storage tanks, pipes, equipment, facilities, or other appurtenant devices of any kind which have been or may have been used for the storage, treatment or disposal of a Hazardous Material are located at, on or under any property or have been removed from any property that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. To the knowledge of Company, neither Company nor any of its Subsidiaries or affiliates has transported, stored, used, manufactured, disposed of, released or exposed any Company Employee or any third party to Hazardous Materials, or manufactured or distributed any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity in effect on or at any time before the Closing Date.

2.15 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding in any case any Contract that has expired or terminated in accordance with its terms or otherwise under which no party has any continuing rights or obligations):

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) with respect to Company and its Subsidiaries (whether or not filed by Company with the SEC);

(ii) any employment or consulting Contract with any executive officer or other Company Employee or member of the Company Board earning an annual salary from Company and its Subsidiaries in excess of the lowest annual base salary reported in Company’s most recent annual report on Form 10-K or definitive proxy statement for any of Company’s “named executive officers,” as such term is defined in Item 402(a)(3) of Regulation S-K of the Securities Act, other than those that are terminable by Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Company;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the announcement or consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any Contract providing for indemnification or any guaranty that is material to Company and its Subsidiaries, taken as a whole, other than any guaranty by Company of any of its wholly-owned Subsidiaries’ obligations or any Contract providing for indemnification entered into in connection with the distribution, sale or license or services or products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in Company’s standard forms of customer agreements as made available to Parent;

(v) any Contract containing any covenant applicable to Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, would by its terms be applicable to Parent or any of its Subsidiaries) (A) limiting in any respect any such Person’s right to engage in any line of business or to operate in any geographic area or distribution channel, to make use of, disclose, enforce or assign any Intellectual Property or compete with any Person, (B) granting any exclusive rights or (C) otherwise prohibiting or limiting the right of any such Person to purchase, sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(vi) any Contract relating to the disposition or acquisition by Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than Company’s Subsidiaries;

(vii) any acquisition Contract pursuant to which Company or any of its Subsidiaries has any material continuing indemnification, “earn-out” or other contingent obligations;

(viii) any dealer, distributor, joint venture, joint marketing or joint development agreement, under which Company or any of its Subsidiaries have continuing obligations or costs in excess of $250,000 per year and which may not be canceled without penalty upon notice of 90 days or less; or any agreement pursuant to which Company or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property that will not be owned solely by Company or one of its Subsidiaries;

(ix) any Contract that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(x) any Contract to provide source code to any third party for any Company Product, including a Contract to put such source code in escrow;

(xi) any Contract containing (A) any material financial penalty for the failure by Company or any of its Subsidiaries to comply with any support or maintenance obligation or (B) any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months, in each case with respect to (A) or (B), other than those obligations that are terminable by Company or any of its Subsidiaries on no more than twelve (12) months’ notice or otherwise without material liability or financial obligation to Company and its Subsidiaries, taken as a whole;

(xii) any Contract authorizing another Person to provide support or maintenance to Company’s customers on behalf of Company, including distributors or resellers that are obligated to provide such support or maintenance;

(xiii) any Contract to license any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any Company Products, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice, or (B) agreements allowing internal copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

(xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, where as borrower or lender, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case, in the ordinary course of business;

(xv)(A) any settlement agreement entered into since January 1, 2002 relating to Intellectual Property, and (B) any settlement agreement not relating to Intellectual Property entered into since January 1, 2004, other than (1) releases immaterial in nature or amount entered into with former employees or independent contractors of Company in the ordinary course of business consistent with past practice in connection with the routine cessation of such employee’s or independent contractor’s employment with Company or (2) settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement;

(xvi) any other Contract under which Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $1,000,000 in any individual case not described in clauses (i) through (xv) above;

(xvii) any Company IP Agreement; or

(xviii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would, individually or in the aggregate, be reasonably expected to have a material effect on any material Company Product or otherwise would reasonably be expected to have a Company Material Adverse Effect and is not described in clauses (i) through (xvii) above.

(b) Schedule of Material Contracts. Section 2.15(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all Company Material Contracts to which Company or any of its Subsidiaries is a party or is bound and identifies each subsection(s) of Section 2.15(a) that describes such Company Material Contract.

(c) No Breach. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, (ii) neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract and (iii) neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any third party is in breach of any Company Material Contract.

2.16 Proxy Statement. The letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, and any amendments thereto, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Proxy Statement, as supplemented or amended, if applicable, at the time of filing, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company stockholders and at the time of adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein supplied by Parent or any of its directors, officers, employees, affiliates, agents, investment bankers or other representatives (“Representatives”) expressly for inclusion or incorporation by reference in the Proxy Statement.

2.17 Insurance. Company and each of its Subsidiaries maintain Insurance Policies that Company believes are upon terms that are reasonable and adequate for and are of the type and in amounts customarily carried by persons with businesses, operations, properties and locales similar to those of Company and its Subsidiaries. As of the date hereof, there is no material claim by Company or any of its Subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All material insurable claims have been properly tendered to the appropriate insurance carrier in compliance with any applicable Insurance Policy notice provisions. All Insurance Policies referred to in this Section 2.17 are valid and binding in accordance with their terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law), and are in full force and effect. For purposes of this Agreement, “Insurance Policies” shall mean insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations and employees of Company and its Subsidiaries.

2.18 Fairness Opinion. Company has received the opinion of the Financial Advisor to the effect that, as of the date hereof and subject to the qualifications and limitations stated therein, the Merger Consideration is fair, from a financial point of view to the holders of Shares, and will provide a copy of such opinion to Parent within three (3) business days of the date of this Agreement.

2.19 Public Grants. Section 2.19 of the Company Disclosure Letter contains a complete and correct list of all public subsidies, allowances, aids and other public grants, in particular, without limitation, within the meaning of Article 87 of the EC Treaty and applicable US statutes (collectively, the “Public Grants”) granted to Company or its Subsidiaries since January 1, 2002, specifying the type, amount and material terms of granting of the Public Grants. Company and its Subsidiaries have applied for, received and used all Public Grants only in accordance with applicable Laws. The Public Grants will remain in full force and effect and are available for use on identical terms and conditions as previously applicable and will, in particular, not have to be repaid as a result of the consummation of the transaction contemplated by this Agreement or due to any other circumstances. Neither Company nor any of its Subsidiaries is under any obligation to maintain a certain number of employees at any location or in any region, or to maintain any business at all or in any region, under the terms of any of the Public Grants. Neither Company nor any of its Subsidiaries has claimed or received any payment under any suretyship granted by any Governmental Entity that may constitute Public Grants.

2.20 Privacy. Company has made available to Parent correct and complete copies of all written policies maintained by Company or any of its Subsidiaries with respect to privacy and personal data protection relating to their respective employees, customers, suppliers, service providers or any other third parties from or about whom Company or any of its Subsidiaries has obtained personal data (the “Company Privacy Policies”). Company and each of its Subsidiaries has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any applicable Laws, Contracts, Company Privacy Policies or any other commitments, obligations or representations, concerning privacy and personal data protection relating to their employees, customers, suppliers, service providers, or any other third parties from or about whom Company or any of its Subsidiaries has obtained personal data (“Company Privacy Obligations”). To the knowledge of Company, the consummation of the transactions contemplated by this Agreement will not violate any Company Privacy Obligation, nor require Company or any of its Subsidiaries to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy. To the knowledge of Company, none of the Company Privacy Policies will impose any restrictions upon Parent’s ability to use, possess, disclose or transfer such personal data in the manner Company and its Subsidiaries have used, possessed, disclosed or transferred such or similar personal data prior to date hereof. Company has not received written notice of any claims or alleged claims that Company or any of its Subsidiaries have violated Company Privacy Obligations and, to the knowledge of the Company, no Governmental Entity is investigating to determine whether Company or any of its Subsidiaries has violated any Company Privacy Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company as follows:

3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to carry on its business as now being conducted.

3.2 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b) Non–Contravention. The execution and delivery of this Agreement by Parent and Merger Sub do not, and performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents or the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in clauses (i)–(iv) of Section 2.3(c), conflict with or violate any material Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party, or give to others any rights of termination, amendment, acceleration or cancellation, under any Contract, or (iv) result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Consents. No Consent with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such Consents as may be required under the HSR Act or Foreign Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement, (iv) such Consents as may be required under applicable state securities or “blue sky” laws, the securities laws of any foreign country, or The NASDAQ Global Market or the New York Stock Exchange, and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

3.3 Information Supplied. The information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to Company expressly for use in the Proxy Statement, at the time of the filing, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company stockholders and at the time of adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by Company or its Representatives for inclusion or incorporation by reference in the Proxy Statement.

3.4 Financial Capability. Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earliest of the termination of this Agreement pursuant to its terms and the Effective Time, Company shall and shall cause each of its Subsidiaries to, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), (i) carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws, (ii) use commercially reasonable efforts to pay its debts and Taxes when due, pay or perform other material obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (iii) use commercially reasonable efforts to maintain in full force and effect all Intellectual Property owned by Company and each of its Subsidiaries and (iv) use commercially reasonable efforts consistent with past practices and policies to (A) preserve intact its business organization as presently conducted and as proposed to be conducted, (B) keep available the services of its present executive officers and Company Employees and (C) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

(b) Required Consent. In addition to, and without limiting the generality of, Section 4.1(a), without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earliest of the termination of this Agreement pursuant to its terms and the Effective Time, Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Company Securities or Subsidiary Securities or split, combine or reclassify any Company Securities or Subsidiary Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Securities or Subsidiary Securities (except for cash dividends by a wholly-owned Subsidiary to its parent);

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any Company Securities or Subsidiary Securities, except (A) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof and (B) repurchases of outstanding stock of Company Subsidiaries, at cost, from parties other than Company;

(iii) Issue, deliver, sell, authorize, pledge or otherwise encumber any Company Securities or Subsidiary Securities, other than issuances of Shares upon the exercise of vested Company Options existing on the date hereof in accordance with their present terms;

(iv) Cause, permit or propose any amendments to Company Charter Documents or any of the Subsidiary Charter Documents of Company’s Subsidiaries;

(v) Acquire, offer or agree to acquire (whether by purchase, merger, consolidation or otherwise) any business or any Person or division thereof, or otherwise acquire or agree to acquire any business, assets or securities that are material, individually or in the aggregate, to the business of Company;

(vi) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance; provided, however, that this clause (vi) shall not prohibit Company and its Subsidiaries from entering into, in the ordinary course of business consistent with, and on terms similar to those used in, past practice (A) agreements with end-user customers or (B) agreements with distributors or sales representatives; provided, further, that nothing contained in this clause (vi) shall affect the restrictions upon Company set forth elsewhere in this Section 4.1;

(vii) Sell, lease, license, encumber or otherwise dispose of any properties, assets or any Subsidiary Securities except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company, (C) the sale of goods or non-exclusive licenses of Intellectual Property in the ordinary course of business and in a manner consistent with past practice or (D) dispositions of other immaterial assets in the ordinary course of business and in a manner consistent with past practice;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than employee advances for business expenses made in the ordinary course of business consistent with past practices provided such employee advances are in compliance with applicable Law;

(ix) Except as required by a change in Law or GAAP, make any material change in its methods, principles or practices of accounting since the date of the Company Balance Sheet or revalue any of its assets;

(x) Make or change any material Tax election or adopt or change any accounting method, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

(xi)(A) Pay, discharge, settle or satisfy any claims (including any Tax claim), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction for money, of claims, liabilities, obligations or litigation (x) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims not in excess of $250,000 individually or $1,000,000 in the aggregate or (y) to the extent subject to reserves on the Company Balance Sheet, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

(xii) Except as required by applicable Law and disclosed in writing to Parent, take any of the following actions: (1) increase in any manner (including by means of acceleration of payment) the amount of salary, cash bonus, compensation or fringe benefits of, or pay any bonus to or grant severance or termination pay to any Company Employee, (2) commit to increase or increase any benefit payable under a Company Employee Plan (including any severance plan), or make any contribution to any Company Employee Plan, other than contributions required by Law or the terms of such plans, (3) waive any stock repurchase rights, accelerate (other than by operation of the terms of the respective agreement as in effect on the date hereof), amend or modify (other than by operation of the terms of the respective agreement as in effect on the date hereof) Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (4) enter into any employment, severance, termination or indemnification agreement with any Company Employee or enter into any collective bargaining agreement, (5) make any oral or written representation with respect to any aspect of any Company Employee Plan that is not materially in accordance with the existing written terms of such Company Employee Plan, (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company Employee), or (7) enter into any agreement with any Company Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered in favor of the Company Employee upon the occurrence of a transaction involving Company of the nature contemplated hereby;

(xiii) Grant any exclusive rights with respect to any Company IP, divest any Company IP, or modify Company’s standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to Company or any of its Subsidiaries;

(xiv) Enter into or renew any Contracts containing, or that otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on Company, any of its Subsidiaries, the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xv) Enter into any agreement or commitment the effect of which would be to grant to a third party following the consummation of the Merger any actual or potential right of license to any Intellectual Property owned by Parent or any of its Subsidiaries (other than the Surviving Corporation) except for non-exclusive licenses of Intellectual Property entered in the ordinary course of business and in a manner consistent with past practice;

(xvi) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than the Merger or as expressly provided in this Agreement);

(xvii) Hire or offer to hire employees, other than to (A) replace employees who leave the employ of the Company or its Subsidiaries after the date of this Agreement and (B) hire employees for which offers are outstanding on the date hereof;

(xviii) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing;

(xix) Make any individual or series of related payments outside of the ordinary course of business in excess of $250,000 in the aggregate or make or commit to make capital expenditures beyond those contained in Company’s capital expenditure budget in effect on the date hereof, a copy of which is provided in Section 4.1(b)(xix) of the Company Disclosure Letter;

(xx) Enter into, modify or amend in a manner adverse in any material respect to Company or any of its Subsidiaries, or terminate any lease, sublease or Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to Company or any of its Subsidiaries, other than entering into any new, or any modification, amendment or termination of any existing, Company Material Contract in the ordinary course of business, consistent with past practice;

(xxi) Permit Company Employees to exercise their Company Options with a promissory note or, to the extent not previously permitted by the applicable Company Stock Plan, through a net exercise;

(xxii) Enter into any Contract requiring Company or any of its Subsidiaries to pay in excess of an aggregate of $1,000,000 except for purchases of inventory in the ordinary course of business consistent with past practice; or

(xxiii) Agree in writing or otherwise to take any of the actions described in (i) through (xxii) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement. As promptly as practicable following the date of this Agreement, Company shall prepare and, no later than the fifteenth (15th) business day immediately following the later of the date of the public announcement of this Agreement and the date upon which Parent provides to Company all information required to be provided by Parent for inclusion in the Proxy Statement, file with the SEC the preliminary Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, absent any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition, Company shall file with the SEC the definitive Proxy Statement as promptly as practicable following the ten calendar day period specified in Rule 14a-6 of the Exchange Act or, if later, the date the Proxy Statement is cleared by the SEC, and shall cause the mailing of the definitive Proxy Statement to Company stockholders to occur on that day or as promptly as reasonably practicable thereafter. Each of Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Parent an opportunity to review and comment on such document or response and shall consider in good faith all comments reasonably proposed by Parent. If at any time prior to the Effective Time, any information relating to Company, Parent or any of their respective affiliates, officers or directors, should be discovered by Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by law, disseminated to the stockholders of Company.

5.2 Meetings of Stockholders; Board Recommendation.

(a) Meeting of Stockholders. Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold, a meeting of its stockholders, which meeting Company shall, absent any legal restraint or as otherwise agreed by Parent, cause to occur no later than the thirtieth (30th) calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the mailing of the Proxy Statement (the “Stockholders’ Meeting”), for the purpose of obtaining the approval and adoption of this Agreement and the approval of the Merger; provided, however, that Company may delay the Stockholders’ Meeting to the extent Company determines in good faith that such delay is required to comply with Section 5.1 or applicable Law.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(e), (i) the Company Board shall unanimously recommend that Company stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger, (ii) the Proxy Statement shall include the Company Board Recommendation and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation.

5.3 Acquisition Proposals.

(a) No Solicitation. Subject to Section 5.3(b) and Section 5.3(d), Company agrees that neither it nor any of its Subsidiaries nor any of the Representatives of it or any of its Subsidiaries shall, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) terminate, amend, or waive or fail to enforce any rights under any “standstill” or other similar agreement between Company or any of its Subsidiaries and any Person (other than Parent), (v) take any action to exempt any Person (other than Parent, Merger Sub and their affiliates) from the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) or (vi) enter into any letter of intent or other Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. On the date hereof, Company and each of its Subsidiaries and each of the Representatives of it or any of its Subsidiaries will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by any Representative of Company or its Subsidiaries shall be deemed to be a breach of this Section 5.3(a) by Company.

(b) Solicitation Period. Notwithstanding anything to the contrary contained in Section 5.3(a), during the period beginning on the date of this Agreement and continuing until 12:01 am, New York City time, on August 18, 2007 (the “Solicitation Period End Date”), Company, its Subsidiaries and its and their respective Representatives shall be permitted to directly or indirectly (i) solicit, initiate, encourage and facilitate the making or submission of any Acquisition Proposals and (ii) participate in discussions and negotiations regarding, and furnish non-public information with respect to, and take any other action to facilitate inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal; provided that (A) Company shall not, and shall cause its Subsidiaries and its and their respective Representatives, not to provide any nonpublic information with respect to Company or any of its Subsidiaries to any Person unless (x) Company receives from such Person an executed confidentiality agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) and (y) promptly after furnishing to any such Person any nonpublic information that has not been previously furnished or made available to Parent, Company furnishes Parent copies of such nonpublic information, (B) in no event shall Company, its Subsidiaries or its and their respective Representatives engage in any of the actions described in clause (i) or clause (ii) above with more than eight (8) Persons (each of such eight (8) Persons, a “Solicited Person”) and (C) Company shall notify Parent in writing, as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours of the initial contact with any Solicited Person), of the identity of each Solicited Person and the date of first contact. Subject to Section 5.3(d), on the Solicitation Period End Date, Company shall immediately cease any existing solicitation, encouragement, facilitation, discussion, negotiation or other action permitted by this Section 5.3(b) conducted by Company, its Subsidiaries or any of its and their respective Representatives.

(c) Notification of Acquisition Proposals. As promptly as reasonably practicable (and, in any event, within 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Company shall provide Parent as promptly as practicable (and, in any event within 24 hours) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall immediately provide to Parent a copy of all written materials subsequently provided to or by Company in connection with such Acquisition Proposal, request or inquiry.

(d) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a) or Section 5.3(b), at any time prior to receipt of the Requisite Stockholder Approval, in the event that Company receives (x) an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of Section 5.3(a) or (y) a bona fide written Acquisition proposal from a Solicited Person that did not result from a breach of Section 5.3(b) (or a breach of Section 5.3(a) after the Solicitation Period End Date), and the Company Board determines in good faith (following the receipt of the advice of its outside legal counsel and its financial advisor) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, Company may then take the following actions:

(i) Furnish non-public information to the third party making such Acquisition Proposal, provided that (A) (1) one business day prior to furnishing any such nonpublic information to such party, Company gives Parent written notice of its intention to furnish nonpublic information and (2) Company receives from the third party an executed Acceptable Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, Company furnishes Parent a list of such nonpublic information provided to such third party and, to the extent such nonpublic information has not been previously furnished to Parent, copies of such nonpublic information; and

(ii) Engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that one business day prior to entering into discussions or negotiations with such third party, Company gives Parent written notice of the intention to enter into negotiations with such third party.

(e) Changes of Recommendation. Notwithstanding anything to the contrary contained in Section 5.2(b) or this Section 5.3, at any time prior to receipt of the Requisite Stockholder Approval, the Company Board may withhold, withdraw, amend or modify the Company Board Recommendation, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board or a committee thereof, together with any other public statement that makes it reasonably apparent that the Company Board or a committee thereof desires to take any of the following actions, a “Change of Recommendation”), if, and only if, all of the following conditions set forth in clauses (i) through (v) are met:

(i) The Company Board receives an Acquisition Proposal not solicited in breach of this Section 5.3 that constitutes a Superior Offer and such Superior Offer has been made and has not been withdrawn;

(ii) Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3;

(iii) The Company Board shall have determined in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Company Board to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable Law;

(iv) Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five (5) business days prior to effecting such Change of Recommendation, which notice shall (1) state expressly that Company has received an Acquisition Proposal which the Company Board has determined is a Superior Offer and that Company intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Superior Offer, the most current written draft agreement relating to the transaction that constitutes such Superior Offer and all related transaction agreements to which Company would be a party; provided that any material amendment to the terms of such Superior Offer shall require a new notice and a new five (5) business day period; and

(v) during any such five (5) business day period, Company and the Company Board shall have considered in good faith any counter-proposal to such Superior Offer made by Parent and directed its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counter-proposal.

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement; provided, further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by Company or the Company Board to the stockholders of Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a failure to make, or a withdrawal, amendment, modification or change of, all or a portion of the Company Board Recommendation. Without limiting the foregoing proviso, Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(e). Nothing contained in this Section 5.3(f) shall be interpreted to affect or otherwise qualify, limit or modify in any way the rights of Parent set forth in Article VII.

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean any offer or proposal, or indication of interest in making an offer or proposal, relating to any transaction or series of related transactions involving, directly or indirectly: (A) the purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of Company or any of its Subsidiaries, (B) any merger, consolidation, business combination or other transaction involving Company or any of its Subsidiaries pursuant to which the Company stockholders immediately preceding such transaction would hold less than eighty-five (85%) of the voting equity interests in the surviving or resulting entity of such transaction, (C) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of Company (including its Subsidiaries taken as a whole) representing more than fifteen percent (15%) of the aggregate fair market value of Company’s business immediately prior to such acquisition, or (D) any liquidation or dissolution (or the adoption of a plan pertaining thereto) of Company or the declaration or payment of an extraordinary dividend (whether in cash or other property), provided, however, that the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case; and

(ii) “Superior Offer” shall mean any bona fide written Acquisition Proposal not solicited in breach of Section 5.3 involving the acquisition, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Company or a majority of the outstanding Shares, on terms that the Company Board has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (a)

would be more favorable from a financial point of view to Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (in each case taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Offer or otherwise) and (b) is reasonably capable of being consummated without unreasonable delay.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that Company and Parent have previously executed a confidentiality agreement dated April 20, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. Company will afford Parent and Parent’s accountants, counsel and other Representatives reasonable access during normal business hours to its properties, books, contracts, records (excluding source code) and personnel (including all persons involved in preparation of Company’s financial statements, internal controls, disclosure controls and procedures and financial reporting processes) during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request, and, during such period, upon request Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of applicable securities Laws; provided, however, that Company may restrict the foregoing access to the extent that any Law applicable to such party requires Company or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the Merger set forth in Article VI or any other obligations of the parties hereto under this Agreement.

5.5 Public Disclosure. Parent and Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as such party determines in good faith, following consultation with legal counsel, is required by Law or the rules and regulations of The NASDAQ Global Market or the New York Stock Exchange if it has used commercially reasonable efforts to consult with the other party prior thereto and provided, further, that, following a Change of Recommendation, no such consultation or agreement shall be required.

5.6 Regulatory Filings; Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and Company shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Laws, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any consent necessary for the transactions contemplated by this Agreement, (iii) filings under any other Foreign Antitrust Laws, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” Laws or the securities Laws of any foreign country, or any other Law relating to the Merger. Each of Parent and Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Laws.

(b) Exchange of Information. Parent, Merger Sub and Company (or their respective counsel) each shall promptly supply the other with any information that may be required in order to effectuate any filing or application pursuant to Section 5.6(a). Except where prohibited by applicable Laws, and subject to the Confidentiality Agreement, each of Company and Parent (or their respective counsel) shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any Proceedings in connection with this Agreement or the transactions contemplated hereby (including under the HSR Act or any Foreign Antitrust Law), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other with copies (or in case of oral presentations, a summary) to the extent that any Law applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. Except to the extent prohibited by applicable Law, Parent and Company (or their respective counsel) shall consult with the other on the strategy for dealing with the FTC, DOJ, the European Commission or any other Governmental Entity with responsibility for reviewing the transactions contemplated by this Agreement with respect to antitrust or competition issues.

(c) Notification. Each of Parent and Company (or their respective counsel) will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant to this Section 5.6 and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws in connection with the transactions contemplated by this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or Company, as the case may be, will promptly inform the other (or its counsel) of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Efforts. Subject to the terms of this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions to the Merger set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers and Consents from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Proceeding by any Governmental Entity, (iii) the obtaining of all necessary Consents from third parties, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and the Company Board shall, if any takeover statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger, this Agreement and the transactions contemplated hereby.

(e) Antitrust Matters. In furtherance and not in limitation of the other provisions of this Section 5.6, subject to the terms and conditions hereof, each of Parent, Merger Sub and Company shall cooperate and use reasonable best efforts to obtain any governmental clearances or approvals required to consummate and make effective the transactions contemplated by this Agreement, including the Merger, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolizing or restraint of trade (collectively, “Antitrust Laws”), to respond to any governmental requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law, including vigorously defending in litigation on the merits any claim asserted in any court by any party through a final and nonappealable judgment. If any objections are asserted with respect to any of the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of Parent, Merger Sub and Company shall use reasonable best efforts to resolve such objections or challenge as such Governmental Entity or private party may have to such transactions under such Antitrust Law so as to permit the consummation of all of the transactions contemplated by this Agreement.

(f) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any of its Subsidiaries to take or agree to take any Action of Divestiture, and Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean agreeing, proposing or carrying out any agreement (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Company Common Stock), or to license divest, dispose of or hold separate any securities or all or any portion of Parent’s or any of its Subsidiaries’ businesses, assets or properties or of the business, assets or properties of Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of Parent, Merger Sub or any of their respective affiliates to conduct, own, operate or control all or any portion of any of their respective businesses, assets or properties or of the businesses, properties or assets of Company or any of its Subsidiaries.

5.7 Notification of Certain Matters.

(a) By Company. Company shall give prompt written notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied, or any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied.

(b) By Parent. Parent shall give prompt written notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, or any failure of either Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied.

5.8 Third-Party Consents. As soon as practicable following the date hereof, Company and Parent will use commercially reasonable efforts to obtain any Consents under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.9 Equity Awards and Employee Benefits.

(a) Outstanding Company Options. Parent shall not assume any, or a portion of any, Company Option. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of Company Options, each Company Option shall be either exercised by the option holder or cancelled and extinguished and automatically converted into the right to receive an amount in cash from the Surviving Corporation equal to the positive product obtained by multiplying (x) the aggregate number of Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option (the “Option Consideration”). For the avoidance of doubt, each Company Option having a per share exercise price equal to or greater than the Merger Consideration shall at the Effective Time automatically be canceled and extinguished without the conversion thereof or the payment of any consideration therefor. The payment of the Option Consideration to the holder of a Company Option shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option. Prior to the Effective Time, Company shall take all action necessary to effect the terminations anticipated by this Section 5.9(a) under any outstanding Company Options, including, but not limited to, any actions required by the applicable Company Stock Plan.

(b) Conversion of Company Stock Awards Held by Certain Company Employees. Effective as of the Effective Time, each unvested share of Company Stock Awards granted under the Company Stock Plans or unvested Shares acquired through the early exercise of a Company Option (“Company Restricted Stock”) and held by a Company Employee who is employed by Company or one of its Subsidiaries immediately prior to the Effective Time and becomes an employee of Parent or one of its Subsidiaries immediately after the Effective Time shall cease to represent Shares and shall be converted automatically into a right to receive the Merger Consideration for each share of Company Restricted Stock in an amount, and subject to such terms and conditions, determined as provided below. Each such share of Company Restricted Stock so converted by Parent shall be subject to, and shall become vested upon, terms and conditions that are substantially similar to those currently applicable to such Company Restricted Stock, except that each converted share of Company Restricted Stock shall represent the right to receive an amount equal to the Merger Consideration as each share vests, subject to applicable withholding requirements, and continue to be subject to the other terms and conditions of the Company Stock Plan under which the Company Restricted Stock was granted, the applicable stock option agreement and the applicable restricted stock purchase agreement, as the case may be.

(c) Service Credit. Each employee of Company who becomes an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) after the Effective Time shall be referred to hereafter as a “Continuing Employee”. Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Each Continuing Employee shall receive credit for prior service with Company only for purposes of determining the vacation accrual rate pursuant to Parent’s standard procedures. Each Continuing Employee’s service for all other purposes shall be calculated based upon the date of hire by Parent or one of its Subsidiaries, except as otherwise required by Law. Company shall cash-out any accrued and unused vacation, sick leave or time off days prior to the Closing Date that Parent determines are not able to be carried over. In addition, with respect to U.S. employees of Company and its Subsidiaries that become eligible to participate in Parent’s employee benefit plans, Parent shall (i) waive all limitations with respect to preexisting conditions and waiting periods, except to the extent such conditions would apply absent any changes in plan coverage, and (ii) provide credit to each such employee for any co-payments and deductibles under such plans where paid by the employee prior to the change in coverage for the plan year in which the Closing Date occurs.

(d) Termination of Company 401(k) Plans. Effective as of no later than the day immediately preceding the Effective Time, each of Company and any Company ERISA Affiliate shall terminate Company Employee Plans that includes a Code Section 401(k) arrangement (a “Terminating Plan”) pursuant to resolutions of the Company Board substantially in the form provided in Section 5.9(d) of the Company Disclosure Letter. Company shall provide Parent with evidence that such Terminating Plan(s) have been terminated before the Effective Time, and shall take such other actions in furtherance of terminating such Terminating Plan(s) as Parent may reasonably require.

(e) Employee Communications. With respect to matters described in Section 5.9, Company will use commercially reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to Company Employees and Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

(f) No Third Party Beneficiaries. This Section 5.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.9, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9 or is intended to be an amendment to any Company Employee Plan.

5.10 Indemnification; Insurance.

(a) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and fulfill in all respects the obligations of Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the date hereof between Company or any of its Subsidiaries, on one hand, and any of their respective current or former directors and officers, on the other hand, in and to the extent of their capacities as such and not as securityholders (collectively, the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to cause the Company Charter Documents and the Subsidiaries Charter Documents to contain provisions relating to indemnification, exculpation and the liability of directors and officers no less favorable than such provisions included in the Company Charter Documents or the Subsidiary Charter Documents, as applicable, in each case as of the date hereof, and during such six (6) year period, to not amend, repeal or otherwise modify such documents in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Company or any of its Subsidiaries, except as required by Law.

(b) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless and provide advancement of expenses to each of the Indemnified Parties to the fullest extent Company was permitted to do so under applicable Law prior to the Effective Time, against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Proceeding (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, fiduciary or agent of Company or any of its Subsidiaries, occurring on or before the Effective Time, to the same extent as provided in the Company Charter Documents as of the date hereof.

(c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring on or before the Effective Time, on terms and conditions no less favorable to the Indemnified Parties than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option:

(i) substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms and conditions no less favorable to the Indemnified Parties than the D&O Insurance that are with carriers with the same or better rating as the carrier of the D&O Insurance as of the date of this Agreement; or

(ii) request, at least ten (10) business days prior to the Effective Time, that Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time);

provided, further, however, that in satisfying its obligations under this Section 5.10(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by Company for coverage for its last full fiscal year (which premiums Company represents and warrants to be as set forth in Section 5.10(c) of the Company Disclosure Letter); provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of two hundred percent (200%) of such amount, the Surviving Corporation shall only be required to maintain as much coverage as can be obtained by paying aggregate premiums equal to two hundred percent (200%) of such amount. Notwithstanding the foregoing and in lieu of all obligations of the Surviving Corporation under the first sentence of this Section 5.10(c), Parent or, at Parent’s written direction, Company, may purchase a “tail” policy of directors and officers liability insurance covering a period of six years after the Effective Time, which policy (i) shall be on terms and conditions no less favorable to the Indemnified Parties than those of the D&O Insurance in effect on the date of this Agreement and be written by a carrier with the same or better rating as the carrier of the D&O Insurance as of the date of this Agreement, (ii) shall be prepaid and non-cancelable, and (iii) shall have aggregate premiums not in excess of two hundred percent (200%) of the aggregate annual amounts paid by Company for coverage for its last full fiscal year; provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of two hundred percent (200%) of such amount, Parent or Company shall obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to two hundred percent (200%) of such amount.

(d) This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

5.11 Section 16 Matters. Prior to the Effective Time, Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by Article II and Section 5.9 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business that is not in connection with or incident to the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) HSR Act. Any waiting period (or any extension thereof) under the HSR Act relating to the Merger and the other transactions contemplated by this Agreement shall have expired or been terminated.

(c) No Order. No Law or Order shall have been enacted, issued, promulgated, enforced or entered that has the effect of making the Merger illegal or otherwise prohibits consummation of any of the transactions contemplated by the Agreement, including the Merger.

6.2 Additional Conditions to the Obligations of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Agreements and Covenants. Parent and Merger Sub each shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Certificate. Company shall have received a certificate with respect to the conditions in clauses (a) and (b) of this Section 6.2 signed by an authorized senior executive officer of Parent.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, except:

(i) for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for all purposes of determining the accuracy of such representations and warranties, all references to the term “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” contained in such representations and warranties, except for the representations and warranties set forth in Section 2.5(b)(i), shall be disregarded); provided, however, that the representations and warranties contained in Section 2.2 (Capital Structure) shall be true and correct in all but de minimis respects and the representations and warranties contained in Section 2.3(d) (Board Approval), Section 2.3(e) (Takeover Statutes) and Section 2.10 (Brokers’ and Finders’ Fees) of the Agreement shall be true and correct in all respects; and

(ii) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct in accordance with the applicable standard described in clause (i) above as of such particular date.

(b) Agreements and Covenants. Company shall have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Effect shall have occurred following the execution of the Agreement that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate with respect to the conditions in clauses (a), (b) or (c) of this Section 6.3 above signed on behalf of Company by its chief executive officer or chief financial officer.

(e) Proceedings. No Proceeding shall be pending by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to prohibit or impose any limitations on the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the businesses or assets of Parent, Company or any of their respective Subsidiaries or (iii) seeking to compel any Action of Divestiture.

(f) Foreign Antitrust Laws. Any applicable waiting period (or any extension thereof) under any Foreign Antitrust Law relating to the Merger and the other transactions contemplated by this Agreement shall have expired or been terminated, and the Merger and other transactions contemplated by this Agreement shall have been approved by way of an express or implied decision (requiring no Action of Divestiture) pursuant to any applicable Foreign Antitrust Law that does not provide for such a waiting period.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties:

(a) by mutual written consent duly authorized by Parent and Company;

(b) by either Company or Parent if:

(i) the Merger shall not have been consummated on or before January 23, 2008 (the “Initial End Date”); provided, however, that in the event a condition to the Merger set forth in Section 6.1(b) or Section 6.3(f) shall not have been satisfied on or prior to the Initial End Date and all of the other conditions to the Merger set forth in Article VI shall have been satisfied on or prior to the Initial End Date, either Parent or Company may elect to extend the Initial End Date, by written notice to the other prior to or on the Initial End Date, until April 23, 2008 (the “Outside Date”); and provided, further that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party hereto whose breach of this Agreement has been a principal cause of or resulted in any of the conditions to the Merger set forth in Article VI having failed to be satisfied on or before the Initial End Date or the Outside Date, as applicable;

(ii) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Law or Order is final and nonappealable; or

(iii) the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to Company where the failure to obtain the Requisite Stockholder Approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement;

(c) by Company:

(i) upon a material breach of any material covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if the representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications contained therein regarding materiality, shall have become untrue and such failures to be true, in the aggregate, would reasonably be expected to materially adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable within thirty (30) days through the exercise of commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(c)(i) prior to thirty (30) days following the receipt of written notice from Company to Parent of such breach, provided that Parent continues to exercise commercially reasonable efforts to cure such breach through such thirty (30) day period; or

(ii) immediately prior to entering into a definitive agreement with respect to a Superior Offer, provided that (A) Company received such Superior Offer other than as a result of a breach or violation of the terms of Section 5.3, (B) Company has not breached or violated the terms of Section 5.3, (C) the Company Board has effected a Change of Recommendation in response to such Superior Offer in accordance with Section 5.3(e) and authorized Company to enter into such definitive agreement for such Superior Offer (which authorization may be subject to termination of this Agreement), (D) Company has notified Parent in writing that Company intends to enter into such definitive agreement for such Superior Offer, which notice shall include the most current version of such definitive agreement and the identity of the Person making such Superior Offer, (E) Parent shall not have made, within the five (5) business day period contemplated by Section 5.3(e)(iv) hereof, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to its stockholders as such Superior Offer, and (F) prior to or simultaneous with such termination, Company pays to Parent the Termination Fee required by Section 7.3(b); or

(d) by Parent:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company’s representations and warranties or breach by Company is curable within thirty (30) days through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(d)(i) prior to thirty (30) days following the receipt of written notice from Parent to Company of such breach, provided that Company continues to exercise commercially reasonable efforts to cure such breach through such thirty (30) day period; or

(ii) if a Triggering Event with respect to Company shall have occurred.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Payments.

(i) Payment by Company. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 7.1(b)(i), 7.1(b)(iii), Section 7.1(c)(ii) or Section 7.1(d), Company shall pay Parent a fee equal to $10 million in immediately available funds (the “Termination Fee”); provided, however, that:

(A) in the case of termination under Section 7.1(b)(i) or Section 7.1(b)(iii) such payment shall be made only if (x) following the date hereof and prior to such termination of this Agreement, there has been public disclosure of an Acquisition Proposal, and (y) within twelve (12) months following the termination of this Agreement (1) an Acquisition of Company is consummated or (2) Company enters into an agreement providing for an Acquisition of Company; and

(B) in the case of termination under Section 7.1(d)(i) such payment shall be made only (x) following a knowing or willful breach of this Agreement by Company, (y) if following the date hereof and prior to such breach, there has been public disclosure of, or other communication to Company regarding, an Acquisition Proposal and (z) within twelve (12) months following the termination of this Agreement (1) an Acquisition of Company is consummated or (2) Company enters into an agreement providing for an Acquisition of Company.

Such payment shall be made (1) prior to termination in the case of termination pursuant to Section 7.1(c)(ii), (2) promptly, but in no event later than two (2) business days after termination of this Agreement in the case of termination pursuant to Section 7.1(d)(ii) and (3) prior to, and as a condition to consummating an Acquisition or Company entering into an agreement providing for an Acquisition, as the case may be, in the case of termination pursuant to Section 7.1(b)(i), Section 7.1(b)(iii), or Section 7.1(d)(i).

(ii) Interest and Costs; Other Remedies. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(iii) Definition of Acquisition. For the purposes of this Section 7.3(b) only, “Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which Company stockholders immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by Company of assets representing in excess of forty percent (40%) of the aggregate fair market value of

Company’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Company or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of the then outstanding shares of capital stock of Company.

7.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by Company stockholders. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
Attention: General Counsel
Fax No.: 650-857-2012

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Christopher E. Austin
Fax No.: 212-225-3999

(b)	if to Company, to:

Neoware, Inc.
3200 Horizon Drive
King of Prussia, Pennsylvania 19406
Attention: Klaus P. Besier President and Chief Executive Officer
Fax No.: 215-565-2532

With copies to:

Jones Day
1755 Embarcadero Road
Palo Alto, California 94303
Attention: Daniel R. Mitz
Sean M. McAvoy
Fax No.: 650-739-3900

and

McCausland, Keen & Buckman
Radnor Court, Suite 160
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5240
Attention: Nancy D. Weisberg

Fax No.: 610-341-1099

8.3	Interpretation; Certain Definitions.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement:

(i) “affiliate” shall have the meanings given to such term in Rule 12b-2 promulgated under the Exchange Act;

(ii) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (phrases such as “beneficially own” or “own beneficially” have correlative meanings);

(iii) “business day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to close;

(iv) “Company Material Adverse Effect” shall mean any change, event, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is materially adverse to (i) the business, assets, capitalization, condition (financial or otherwise) or results of operations of Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (i), none of the following shall be deemed to constitute a Company Material Adverse Effect: (A) stockholder class action litigation or derivative litigation to the extent arising from allegations of a breach of fiduciary or other common law or statutory duty (including any stockholder claims alleging any violations of state common or statutory law, state blue sky laws, federal securities laws or the regulations promulgated thereunder) relating to the negotiation, execution, delivery or performance of this Agreement and/or the consummation or proposed consummation of any of the transactions contemplated hereby, (B) any Effect that results from (1) changes affecting any of the industries in which Company operates generally or the economy generally, provided such changes do not have a materially disproportionate or unique Effect on Company, (2) acts of war, sabotage or terrorism, provided such acts do not have a materially disproportionate or unique Effect on Company, (3) the announcement or pendency of the transactions contemplated by this Agreement (including any action or inaction by any customers, suppliers, employees or competitors of Company or any of its Subsidiaries as a result of the announcement or pendency of such transactions), (4) changes resulting from any actions expressly requested in writing by Parent or Purchaser, (5) Company’s failure to take an action as a result of any restrictions set forth in clauses (xi), (xii), (xvii), (xviii), (xix), (xx), (xxii) of Section 4.1(b) with respect to which

Parent has refused, upon Company’s written request, to grant a waiver, (6) a decline in the market price, or change in trading volume, of the Shares or (7) a failure to meet internal or public projections, forecasts or estimates of revenue or earnings in and of itself (for the avoidance of doubt, the exceptions in clauses (6) and (7) shall not prevent or otherwise affect a determination that the underlying cause of any such failure has had or would reasonably be expected to have a Company Material Adverse Effect);

(v) “knowledge” of a Person shall mean, with respect to any matter in question, the actual knowledge of any executive officer of such Person; provided, however, that such executive officers shall be deemed to have knowledge of matters of such executive officers would reasonably be expected to become aware of in the ordinary course of performance of their duties and responsibilities;

(vi) “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity:

(vii) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity; and

(viii) a “Triggering Event” shall be deemed to have occurred if: (i) there occurs any Change of Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the Company Board to the stockholders of Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to constitute a withdrawal, amendment, modification or change of the Company Board Recommendation), (ii) Company shall have failed to include in the Proxy Statement the Company Board Recommendation, (iii) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) calendar days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed, (iv) a tender or exchange offer relating to Company securities shall have been commenced by a Person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that securityholders reject such tender or exchange offer, or (v) Company shall have breached in any material respect its obligations under Section 5.2 or Section 5.3 of this Agreement.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Effective Time and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance.

(a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign country having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware state court, for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such Proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court, or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

HEWLETT-PACKARD COMPANY

By:	/s/ Charles N. Charnas
	Name:	Charles N. Charnas
	Title:	Vice President, Deputy General Counsel and Assistant Secretary

NARWHAL ACQUISITION CORPORATION

By:	/s/ Charles N. Charnas
	Name:	Charles N. Charnas
	Title:	President and Secretary

NEOWARE, INC.

By:	/s/ Klaus P. Besier
	Name:	Klaus P. Besier
	Title:	Chief Executive Officer and President

[Signature page to Agreement and Plan of Merger]